EXHIBIT 99.1

SANTA YNEZ UNIT (SYU)

COMBINED FINANCIAL STATEMENTS

As of and for the years ended

December 31, 2023 and 2022

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Owner

SYU Assets

Houston, Texas

Opinion on the Financial Statements

We have audited the accompanying carve out combined balance sheets of the assets and liabilities of the business purchased by Sable Offshore Corp. (the “Company”) from Exxon Mobil Corporation (the “SYU Assets”) as of December 31, 2023 and 2022, the related carve out combined statements of operations, changes in parent net investment, and cash flows, for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the “carve out combined financial statements”). In our opinion, the carve out combined financial statements present fairly, in all material respects, the financial position of the SYU Assets as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Carve Out Financial Statements

As discussed in Notes 1 and 2, the SYU Assets were a group of related assets and liabilities owned by Exxon Mobil Corporation, including oil and natural gas properties in the Pacific Outer Continental Shelf region and certain related assets and liabilities. The carve out combined financial statements reflect the assets, liabilities and expenses directly attributable to the SYU Assets, as well as allocations deemed reasonable by management, to present the financial position, results of operations, changes in parent net investment, and cash flows of the SYU Assets on a stand-alone basis and do not necessarily reflect the financial position, results of operations, changes in parent net investment, and cash flows of the SYU Assets in the future or what they would have been had the SYU Assets been a separate, stand-alone entity during the years presented.

Explanatory Paragraph – Going Concern

The accompanying combined financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1 to the financial statements, the SYU Assets were purchased by Sable Offshore Corp. through a definitive merger agreement entered into on November 2, 2022; which was completed on February 14, 2024. As also described in Note 1, uncertainties related to obtaining the remaining regulatory approvals necessary to restart production, along with the timing of ongoing construction repair efforts raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that may be necessary should the Company be unable to continue as a going concern.

Basis for Opinion

These combined financial statements are the responsibility of the management of the SYU Assets. Our responsibility is to express an opinion on the carve out combined financial statements of the SYU Assets based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the SYU Assets in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the carve out combined financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the carve out combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the carve out combined financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the carve out combined financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ham, Langston & Brezina, LLP

We have served as the auditor of the SYU Assets since 2022.

Houston, Texas

April 1, 2024

SANTA YNEZ UNIT (SYU)

Combined Balance Sheets

(dollars in thousands)

	December 31, 2023	December 31, 2022
ASSETS
Current Assets
Materials and supplies	$16,213	$17,211

Total Current Assets	16,213	17,211

Oil and Gas Properties (Successful Efforts Method)
Oil and gas properties	4,382,289	4,382,289
Less: Accumulated depreciation, depletion, impairment, and amortization	(3,693,325)	(3,692,072)

Total Oil and Gas Properties, net	688,964	690,217

Other, net	6,404	7,604

Total Assets	$711,581	$715,032

LIABILITIES AND PARENT NET INVESTMENT
Current Liabilities
Accounts payable and accrued liabilities	$5,384	$8,463
Due to related party, net	11,370	6,581
Other	1,148	1,140

Total Current Liabilities	17,902	16,184

Long Term Liabilities
Asset retirement obligations	349,138	329,375
Other	5,520	6,877

Total Liabilities	372,560	352,436

Commitments and Contingencies (Note 5)

Parent Net Investment	339,021	362,596

Total Liabilities and Parent Net Investment	$711,581	$715,032

The accompanying notes are an integral part of these combined financial statements.

SANTA YNEZ UNIT (SYU)

Combined Statements of Operations

(dollars in thousands)

	Year Ended December 31,
	2023	2022
REVENUE
Oil and gas sales	$—	$—

Total revenue	—	—
OPERATING EXPENSES
Operations and maintenance expenses	60,693	62,585
Depletion, depreciation, amortization, and accretion	21,018	20,852
Impairment of oil and gas properties	—	1,404,307
General and administrative expenses	12,763	12,807

Total operating expenses	94,474	1,500,551

LOSS FROM OPERATIONS	(94,474)	(1,500,551)

OTHER INCOME
Other income	801	1,855

NET LOSS	$(93,673)	$(1,498,696)

The accompanying notes are an integral part of these combined financial statements.

SANTA YNEZ UNIT (SYU)

Combined Statements of Changes in Parent Net Investment

(dollars in thousands)

Balance at January 1, 2022	$1,780,878
Contributions from parent	80,414
Net loss	(1,498,696)

Balance at December 31, 2022	362,596
Contributions from parent	70,098
Net loss	(93,673)

Balance at December 31, 2023	$339,021

The accompanying notes are an integral part of these combined financial statements.

SANTA YNEZ UNIT (SYU)

Combined Statements of Cash Flows

(dollars in thousands)

	Year Ended December 31,
	2023	2022
Cash flows from operating activities
Net loss	$(93,673)	$(1,498,696)
Adjustments to reconcile net loss to net cash used in operating activities:
Depletion, depreciation, amortization, and accretion	21,018	20,852
Impairment of oil and gas properties	—	1,404,307

Changes in operating assets and liabilities:
Materials, supplies, and other assets	2,198	(1,406)
Accounts payable and accrued liabilities	(4,430)	(11,011)
Due to/from related party, net	4,789	5,540

Net cash used in operating activities	(70,098)	(80,414)
Cash flows from financing activities:
Capital contribution from parent	70,098	80,414

Net cash provided by financing activities	70,098	80,414
Net increase (decrease) in cash and cash equivalents	—	—
Cash and cash equivalents at beginning of period	—	—

Cash and cash equivalents at end of period	$—	$—

Supplemental cash flow information:
Non-cash right of use assets recorded for lease liabilities	$—	$691
Non-cash revisions to asset retirement obligations	$—	$(10,569)

The accompanying notes are an integral part of these combined financial statements.

SANTA YNEZ UNIT (SYU)

NOTES TO THE COMBINED FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION AND GOING CONCERN

Organization and General

On November 1, 2022 Exxon Mobil Corporation (“EM” or “Seller”), a New Jersey Corporation, entered into a purchase and sale agreement (the “Sable-EM Purchase Agreement”) with Sable Offshore Corp. (“Sable”), a Texas limited liability company, to sell all of its interests in certain oil and gas properties located offshore in the Santa Ynez Unit and the Las Flores Canyon processing facilities (“Las Flores Canyon Facilities”) located in the state of California for consideration consisting of a Seller financed note payable and related purchase price adjustments, collectively “SYU”. These financial statements do not include the effects of the agreement.

EM completed its initial discovery of certain oil and gas properties that comprise SYU in 1968. EM engineered three separate platforms to develop three fields. The Hondo platform was placed in service in 1981 and Harmony platform in 1994, both serving the Hondo Field. The Heritage platform was later built in 1994 to support the Pescado and Secate Fields. The offshore assets are located in water depths of 900-1,200 feet and the Seller working interest is 100% with net revenue interest of 83.6%. The onshore Las Flores Canyon Facilities are comprised of a gas plant, an oil and water treatment plant, and a COGEN power plant that provides electricity to the onshore facilities. SYU has been shut in since 2015 due to a pipeline incident but has been maintained by EM in an operation-ready state.

On December 5, 2023, the California State Lands Commission voted unanimously to approve amendments to right-of-way leases held directly or indirectly by EM, for existing infrastructure serving offshore platforms Hondo, Harmony and Heritage in SYU. The amendments, among other things, extend the holdover periods for each of the leases by five years to December 31, 2028 and January 31, 2029, increase the bonding requirements from $1,000,000 to $15,000,000 and from $1,000,000 to $5,000,000, and provide for increased inspection and monitoring requirements.

On December 15, 2023, EM, MPPC and Sable entered into an amendment to the Sable-EM Purchase Agreement. Pursuant to the amendment, Sable and EM agreed to amend the Sable-EM Purchase Agreement to, among other things, provide that the Scheduled Closing Date was February 1, 2024 (the Scheduled Closing Date was previously amended from June 30, 2022 to December 31, 2022), unless one or more of the conditions to closing described in the Sable-EM Purchase Agreement was not satisfied as of the Scheduled Closing Date, in which case the closing would be held three business days after all such conditions have been satisfied or waived, or such other date as the parties mutually agreed in writing, but in no event later than February 29, 2024.

Pursuant to the terms and subject to the conditions set forth in the Sable-EM Purchase Agreement, the transactions contemplated by the Sable-EM Purchase Agreement were consummated on February 14, 2024 (the “Sable-EM Closing Date”) immediately after the Closing, as a result of which Sable purchased SYU, effective as of January 1, 2022 (the “Effective Date”).

On February 14, 2024, immediately following the Closing, Sable issued 44,024,910 shares of Common Stock of the Company, at a price of $10.00 per share for an aggregate Private Investment in a Public Entity (“PIPE Investments”) of $440,249,100 in accordance with the terms of the PIPE Subscription Agreements. The shares of Common Stock issued in the PIPE Investments were offered in a private placement under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the PIPE Subscription Agreements.

On the Sable-EM Closing Date, in connection with the consummation of the transactions contemplated by the Sable-EM Purchase Agreement, the Company entered into a five-year secured term loan with Exxon (the “Term Loan Agreement”), pursuant to which Sable agreed to pay to Exxon, on or before the payment due date, a principal amount of $622.9 million in addition to accrued interest thereon, commencing on the Effective Date. Such accrued interest is payable in arrears on each anniversary of the Effective Date unless Management elects in writing prior to an interest payment date for such accrued interest to be added to the outstanding principal on the Term Loan Agreement (any such interest, “PIK Interest”). PIK Interest shall be deemed outstanding principal under the Term Loan Agreement and accrue additional interest. Prior to the Sable-EM Closing Date, Management elected for all accrued interest under the Term Loan Agreement to be deemed PIK Interest.

Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) between Sable, Flame Acquisition Corp. (“Flame”), and Sable Offshore Holdings LLC (“Holdco”), on February 14, 2024, (i) Holdco merged with and into Flame, with Flame surviving such merger (the “Holdco Merger”) and (ii) Sable merged with and into Flame, with Flame surviving such merger (the “SOC Merger” and, together with the Holdco Merger, the “Mergers” and, along with the other transactions contemplated by the Merger Agreement, the “Business Combination”). In connection with the Business Combination, Flame changed its name to “Sable Offshore Corp.” (“SOC” or the “Company”).

Going Concern

As discussed above in Organization and General, SYU was acquired by SOC, whose management has addressed near-term capital funding needs with the PIPE Investments and the consummation of the Business Combination. SOC believes it has sufficient capital to maintain operations and complete the repairs necessary to restart production at SYU. However, the Company’s plans for production restart are contingent upon approvals from federal, state and local regulators. Additionally, if the Company’s estimates of the costs of restarting production are less than the actual amounts necessary to do so, the Company may have insufficient funds available to operate its business prior to first production and will need to raise additional capital. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, among other things, suspending repair efforts and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

Due to the remaining regulatory approvals necessary to restart production, along with the timing of ongoing construction repair efforts, substantial doubt exists about the Company’s ability to continue as a going concern. The financial statements included in this annual report do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that could be necessary if the Company is unable to continue as a going concern.

NOTE 2. BASIS OF PRESENTATION

The accompanying carve-out combined financial statements reflect the assets, liabilities, revenues, expenses, and cash flows of SYU as of and for the years ended December 31, 2023 and 2022. SYU has not previously been separately accounted for as a stand-alone legal entity. The accounts are presented on a combined basis because SYU was under common control of EM.

The carve-out combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The accompanying carve-out combined financial statements also include a portion of indirect costs for general and administrative expenses. In addition to the allocation of indirect costs, the carve-out combined financial statements reflect certain agreements executed by EM for the benefit of SYU. The allocations methodologies for significant allocated items include:

•

General and administrative expenses that were not specifically identifiable to SYU were allocated to SYU as a portion of certain other operating costs based on aggregated historical benchmarking data for the period from January 1, 2022 to December 31, 2023. The total amounts allocated to SYU for each of the years ended December 31, 2023 and 2022, which are recorded in general and administrative expenses, are $12.8 million.

•	Long-term debt was not allocated to SYU as it is a legal obligation of EM, which is not directly impacted by the sale of SYU to Sable.

•

Income taxes were not allocated to SYU as the Seller does not file a consolidated tax return and SYU is not a taxable legal entity. Direct costs attributable to SYU were included at the historical amounts for each reported period.

Management believes the allocation methodologies used are reasonable and result in an allocation of the Seller’s indirect costs of operating SYU as a stand-alone entity. These carve-out financial statements may not be indicative of the future performance of SYU and do not necessarily reflect what the results of operations, financial position and cash flows would have been had SYU been operated as an independent company during the periods presented.

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of the carve-out combined financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities; disclosure of contingent assets and liabilities; and the reported amounts of revenues and expenses. Significant assumptions are required in estimating the quantities and values of proved oil, gas and NGL reserves used in calculating depletion and assessing impairment of oil and gas properties. Other significant estimates made by management include, among others, allocation assumptions and the carrying amount of asset retirement obligations, which are based on the timing and cost of future abandonments.

While management believes these estimates are reasonable, changes in facts and assumptions or the discovery of new information may result in revised estimates. Actual results could differ from these estimates, and it is at least reasonably possible these estimates could be revised in the near term, and these revisions could be material.

Related Parties

Transactions between related parties are considered to be related party transactions even though they may not be given accounting recognition. The Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 850, Related Party Disclosures (“ASC Topic 850”), requires transactions with related parties that would make a difference in decision making to be disclosed so that users of the carve-out combined financial statements can evaluate their significance.

During the period from January 1, 2022 to December 31, 2023, there were no related party transactions, except for the management and administrative services.

Due to/from related party, net. SYU receives management and administrative services from EM, a portion of which is attributable to SYU. Additionally, cash that is received on behalf of SYU by EM creates a receivable for SYU, while expenditures made by EM on behalf of SYU creates a payable for SYU. The net receivable or payable from all cash activity attributable to SYU is reflected as Due to/from related party, net on the accompanying combined balance sheets.

Property, Plant and Equipment

Cost Basis. Oil and gas producing activities of SYU are accounted for under the successful efforts method of accounting. Under this method, costs are accumulated on a field-by-field basis. Costs incurred to purchase, lease, or otherwise acquire a property (whether unproved or proved) are capitalized when incurred. Exploratory well costs are carried as an asset when the well has found a sufficient quantity of reserves to justify its completion as a producing well and where sufficient progress assessing the reserves and the economic and operating viability of the project is being made. Exploratory well costs not meeting these criteria are charged to expense. Other exploratory expenditures, including geophysical costs and annual lease rentals, are expensed as incurred. Development costs, including costs of productive wells and development dry holes, are capitalized.

Other Property and Equipment. Other property and equipment primarily consist of onshore midstream facilities and is depreciated over the life of the asset. Due to the nature of the other property and equipment, it is presented with oil and gas properties in the combined financial statements.

Depreciation, Depletion and Amortization. Depreciation, depletion and amortization are primarily determined under either the unit-of-production method or the straight-line method, which is based on estimated asset service life taking obsolescence into consideration.

Acquisition costs of proved properties are amortized using a unit-of-production method, computed on the basis of total proved oil and natural gas reserve volumes. Capitalized exploratory drilling and development costs associated with productive depletable extractive properties are amortized using the unit-of-production rates based on the amount of proved developed reserves of oil and gas that are estimated to be recoverable from existing facilities using current operating methods. Under the unit-of-production method, oil and natural gas volumes are considered produced once they have been measured through meters at custody transfer or sales transaction points at the outlet valve on the lease or field storage tank.

Investments in midstream equipment are generally depreciated on a straight-line basis over a 39-year life. Maintenance and repairs, including planned major maintenance, are expensed as incurred. Major renewals and improvements are capitalized and the assets replaced are retired.

SYU has been shut in since 2015 due to a pipeline incident but has been maintained by the Seller to preserve it in an operation-ready state and thus no depletion has been recorded for the years ended December 31, 2023 and 2022. Depreciation expense for oil and gas producing property and related equipment was $1.6 million for each of the years ended December 31, 2023 and 2022. SYU had net capitalized costs related to proved properties and related equipment of $689.0 million as of December 31, 2023 and $690.2 million as of December 31, 2022, respectively.

Impairment Assessment. The SYU assets are tested for recoverability on an ongoing basis whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. Among the events or changes in circumstances which could indicate that the carrying value of an asset or asset group may not be recoverable are the following:

•	a significant decrease in the market price of a long-lived asset;

•	a significant adverse change in the extent or manner in which an asset is being used or in its physical condition including a significant decrease in current and projected reserve volumes;

•	a significant adverse change in legal factors or in the business climate that could affect the value, including an adverse action or assessment by a regulator;

•	an accumulation of project costs significantly in excess of the amount originally expected; and

•	a current-period operating loss combined with a history and forecast of operating or cash flow losses.

The SYU assets undergo a process to monitor for indicators of potential impairment throughout the year. This process is aligned with the requirements of ASC 360 and ASC 932. Asset valuation analysis, profitability reviews and other periodic control processes assist in assessing whether events or changes in circumstances indicate the carrying amounts of any of the assets may not be recoverable.

Because the lifespans of the SYU assets are measured in decades, the future cash flows of these assets are predominantly based on long-term oil and natural gas commodity prices, industry margins, and development and production costs. Significant reductions in management’s view of oil or natural gas commodity prices or margin ranges, especially the longer-term prices and margins, and changes in the development plans, including decisions to defer, reduce, or eliminate planned capital spending, can be an indicator of potential impairment. Other events or changes in circumstances, can be indicators of potential impairment as well.

In general, temporarily low prices or margins are not viewed as an indication of impairment. Management believes that prices over the long term must be sufficient to generate investments in energy supply to meet global demand. Although prices will occasionally drop significantly, industry prices over the long term will continue to be driven by market supply and demand fundamentals. On the supply side, industry production from mature fields is declining. This is being offset by investments to generate production from new discoveries, field developments and technology, and efficiency advancements. OPEC investment activities and production policies also have an impact on world oil supplies. The demand side is largely a function of general economic activities, alternative energy sources and levels of prosperity. During the lifespan of its major assets, management expects that oil and gas prices and industry margins will experience significant volatility, and consequently these assets will experience periods of higher earnings and periods of lower earnings, or even losses. In assessing whether events or changes in circumstances indicate the carrying value of an asset may not be recoverable, management considers recent periods of operating losses in the context of its longer-term view of prices and margins.

Cash Flow Assessment. If events or changes in circumstances indicate that the carrying value of an asset may not be recoverable, management estimates the future undiscounted cash flows of the affected properties to judge the recoverability of carrying amounts. In performing this assessment, assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets. Cash flows used in recoverability assessments are based on assumptions which are developed by management and are consistent with the criteria management uses to evaluate investment opportunities. These evaluations make use of assumptions of future capital allocations, crude oil and natural gas commodity prices including price differentials, refining and chemical margins, volumes, and development and operating costs. Volumes are based on projected field and facility production profiles, throughput, or sales. Management’s estimate of upstream production volumes used for projected cash flows makes use of proved reserve quantities and may include risk-adjusted unproved reserve quantities.

Fair value of Impaired Assets. An asset group is impaired if its estimated undiscounted cash flows are less than the asset group’s carrying value. Impairments are measured by the amount by which the carrying value exceeds fair value. The assessment of fair value is based upon the views of a likely market participant. The principal parameters used to establish fair value include estimates of acreage values and flowing production metrics from comparable market transactions, market-based estimates of historical cash flow multiples, and discounted cash flows. Inputs and assumptions used in discounted cash flow models include estimates of future production volumes, throughput and product sales volumes, commodity prices which are consistent with the average of third-party industry experts and government agencies, refining and chemical margins, drilling and development costs, operating costs and discount rates which are reflective of the characteristics of the asset group. Impairments incurred are Level 3 fair value measurements.

As discussed in Note 1 above on November 1, 2022, EM entered into a purchase and sale agreement with Sable to sell SYU for consideration consisting of a Seller financed note payable of approximately $606.3 million and cash of $18.8 million before purchase price adjustments. Accordingly, during the year ended December 31, 2022, the SYU assets were written down to their estimated fair value resulting in an impairment of approximately $1.4 billion. No impairment was recognized during the year ended December 31, 2023.

Materials and supplies

Materials and supplies are valued at the lower of cost or net realizable value.

Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities include obligations incurred in the ordinary operation of the business for services performed and products received, including capital expenditures that are capitalized as oil and gas properties or other property and equipment. Accounts payable and accrued liabilities consisted of the following as of December 31, 2023 and 2022 (dollars in thousands):

	December 31, 2023	December 31, 2022
Accounts payable	$3,235	$3,470
Operations and maintenance	2,149	4,993

Total accounts payable and accrued liabilities	$5,384	$8,463

Asset Retirement Obligations (“ARO”)

SYU incurs retirement obligations for certain assets. The fair values of these obligations are recorded as liabilities on a discounted basis, which is typically at the time the assets are installed. In the estimation of fair value, management uses assumptions and judgments regarding such factors as the existence of a legal obligation for an asset retirement obligation, technical assessments of the assets, estimated amounts and timing of settlements, discount rates, and inflation rates. Asset retirement obligations incurred in the current period are Level 3 fair value measurements. The costs associated with these liabilities are capitalized as part of the related assets and depreciated as the reserves are produced. Over time, the liabilities are accreted for the change in their present value.

The following table shows the changes in the carrying value of ARO for the respective periods ended (dollars in thousands):

	December 31, 2023	December 31, 2022
Beginning balance	$329,375	$320,324
Revision	—	(10,569)
Accretion	19,763	19,620

Ending balance	$349,138	$329,375

Parent Net Investment

Parent net investment reflects the financial reporting basis of SYU’s assets and liabilities and changes due to capital contributions and losses. All cash activity of the Seller for the periods presented were concentrated in accounts retained by Seller. Accordingly, net cash activity attributable to SYU is reflected in contributions from parent in the accompanying combined financial statements. The Seller has supported the SYU assets for the periods presented and has sufficient cash on hand and working capital to continue to maintain the SYU assets in the operation-ready state until such time that the SYU assets resume production.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our combined financial statements.

NOTE 4. FAIR VALUE MEASUREMENT

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Hierarchy levels 1, 2 and 3 are terms for the priority of inputs to valuation techniques used to measure fair value. Hierarchy level 1 inputs are quoted prices in active markets for identical assets or liabilities. Hierarchy level 2 inputs are inputs other than quoted prices included within level 1 that are directly or indirectly observable for the asset or liability. Hierarchy level 3 inputs are inputs that are not observable in the market.

Financial and non-financial assets and liabilities are to be classified based on the lowest level of input that is significant to the fair value measurement. Management’s assessment of the significance of a particular input to the fair value measurements requires judgment and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels.

Financial instruments consist of accounts receivable and accounts payable. The carrying amounts of SYU’s financial instruments approximate fair value because of the short-term nature of the items.

There were no financial assets or liabilities accounted for at fair value on a recurring basis as of December 31, 2023 and 2022.

The initial values of SYU’s asset retirement obligations are measured at fair value on a nonrecurring basis upon initial recognition. The inputs used to determine such fair values, including estimated future cash inflows and outflows are described in Note 3 (Asset Retirement Obligations and Impairment Assessment).

NOTE 5. COMMITMENTS & CONTINGENCIES

Government and Environmental Regulation

There have been no fines or citations for any violations of governmental or environmental regulations that would have a material adverse effect upon the financial condition, capital expenditures, earnings, or competitive position of SYU as of December 31, 2023.

Legal Proceedings

At times, SYU is involved in disputes or legal actions arising in the normal course of business. The outcome of such disputes or legal actions are not expected to have a material effect on the carve-out combined financial statements, and no amounts have been accrued as of December 31, 2023.

NOTE 6. LEASES

EM and its consolidated affiliates generally purchase the property, plant and equipment used in operations, but there are situations where assets are leased, primarily for warehouse storage and other operations related assets. Right of use assets and lease liabilities are established on the balance sheet for leases with an expected term greater than one year by discounting the amounts fixed in the lease agreement for the duration of the lease, which is reasonably certain, considering the probability of exercising any early termination and extension options. Generally, assets are leased only for a portion of their useful lives and are accounted for as operating leases.

Variable payments under these lease agreements are not significant. Residual value guarantees, restrictions, or covenants related to leases, and transactions with related parties are also not significant. In general, leases are capitalized using the incremental borrowing rate of the leasing affiliate.

	Operating Leases
	Year Ended December 31,
Lease Cost	2023	2022
	(dollars in thousands)
Operating lease cost	$1,187	$1,219
Other (net of sublease rental income)	(599)	(626)

Total	$588	$593

	Operating Leases
	As of December 31,
Balance Sheet	2023	2022
	(dollars in thousands)
Right of use assets – included in Other assets	$6,404	$7,604

Total right of use assets	$6,404	$7,604

Lease liabilities due within one year – included in Other liabilities	$1,148	$1,140
Long term lease liabilities – included in Long Term Other liabilities	5,323	6,464

Total lease liabilities	$6,471	$7,604

Weighted average remaining lease term (years)	7	8
Weighted average discount rate (percent)	0.7%	0.7%

	Operating Leases
	As of December 31,
Maturity Analysis of Lease Liabilities	2023	2022
	(dollars in thousands)
2023	$—	$1,182
2024	1,185	1,185
2025	842	842
2026	844	844
2027	846	846
2028 and thereafter	2,924	2,925

Total lease payments	6,641	7,824
Discount to present value	(170)	(220)

Total lease liabilities	$6,471	$7,604

	Operating Leases
	Year Ended December 31,
Other information	2023	2022
	(dollars in thousands)
Cash paid for amounts included in the measurement of lease liabilities Cash flow from operating activities	$(1,182)	$(1,180)
Non-cash right of use assets recorded for lease liabilities in exchange for lease liabilities during the period	—	691

NOTE 7. SUBSEQUENT EVENTS

Management has evaluated events and transactions associated with SYU after the December 31, 2023 combined balance sheet date through April 1, 2024. Based upon this review, Management, other than as previously described herein, did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.